CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made effective the 10th day of March, 2009

BETWEEN:

OILSANDS QUEST INC., a corporation

with an office in the City of Calgary, Alberta

(hereinafter "OQI")

and

KARIM HIRJI, an individual resident in the City of Calgary, Alberta

(hereinafter "Consultant")

WHEREAS OQI wishes to engage Consultant to perform services hereinafter described and Consultant agrees to perform such services on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), OQI and Consultant (the "Parties") agree as follows:

1.	SERVICES
1.1	Services. Consultant agrees to perform such services described in Schedule "A" to this Agreement as OQI shall, from time to time, request (the "Services").
1.2	Standard of Conduct. The Services shall be performed, and Consultant shall at all times act in a diligent, efficient and professional manner and in accordance with:
(a)	good industry practices and procedures employed by prudent and diligent parties in similar circumstances;
(b)

all applicable laws, rules, regulations and other enactments (including without limitation, business, tax, petroleum laws, and all laws related to health, safety and the environment) and all applicable licenses, authorizations or other approvals applicable to Consultant or the Services;

(c)

OQI's policies and procedures provided to the Consultant from time to time, including without limitation, OQI's Code of Ethics, the current version of which is attached hereto as Schedule D and any other new or updated policies and procedures provided to Consultant from time to time.

1.3	Reporting. Consultant agrees to keep OQI reasonably apprised of Consultant's progress in performing the Services, including providing written reports to OQI upon request. Consultant shall maintain complete and accurate records of Consultant's activities related to the Services, which shall be provided to OQI upon request.

1.4

Guarantee. Consultant guarantees that the Services shall be performed in accordance with the standards set forth in Section 1.2 and elsewhere in this Agreement. Any dispute regarding deficient Services shall be resolved in accordance with the dispute resolution provisions set forth in Section 13 of this Agreement.

2.	COMPENSATION/EXPENSES
2.1

Fees. As full compensation for the Services, OQI shall pay Consultant at the rates and on the terms set forth in Schedule "B" to this Agreement, which payments shall be made in accordance with Section 3 hereof.

2.2

Expenses. Consultant's documented, reasonable and pre-approved expenses for travel and accommodation and other pre-authorized business expenses incurred by Consultant during the term of this Agreement and at the request of OQI shall be reimbursed to Consultant, in accordance with Section 3 hereof.

2.3	Taxes and Duties.
(a)

Consultant agrees that the amounts payable hereunder are inclusive of all applicable taxes, duties, levies and charges (excluding GST payable in respect of the fees set forth in Schedule "B", or any part thereof) assessed on the Consultant by any and all governmental authorities in connection with the Services. GST shall be identified on all invoices, and shall be payable, as a separate item. Consultant further agrees that all taxes and other amounts, whether income taxes, sales or services taxes or withholding taxes, or any mandatory or discretionary levies or withholdings payable to any government or other authority having jurisdiction in the circumstances, whether in respect of the Services, the persons performing the Services, amounts paid hereunder, Consultant's business or otherwise, are the sole responsibility of and shall be paid and remitted by the Consultant.

(b)

Each of OQI and Consultant represent and warrant to the other, that it is and will continue to be a GST registrant in accordance with the Excise Tax Act (Canada) for the term of the Services provided under this Agreement. Each of OQI and Consultant shall provide to the other at all times when any GST is required to be paid such documents and particulars relating to the supply as may be required by either OQI and Consultant to substantiate a claim for input tax credits as may be permitted under the Excise Tax Act (Canada) in respect of GST.

3.	INVOICING, PAYMENT and record-keeping
3.1

Invoicing. Consultant shall invoice OQI on a monthly basis during the term of this Agreement for all Services rendered and expenses incurred at the request of OQI during the applicable month. The invoice shall provide: (a) a detailed description of the Services performed during the applicable month, the time expended and the applicable rates therefor; and (b) an itemized statement of the reimbursable costs and expenses incurred, accompanied by copies of receipts or other documentary support for reimbursable costs and expenses. The invoiced fees and expenses shall be payable by OQI to Consultant within 30 days of receipt of the invoice; provided, however, that OQI may withhold invoiced amounts which OQI reasonably disputes until such dispute is resolved or as required under applicable law.

3.2

Record-Keeping and Audit Rights. Consultant shall maintain complete and accurate records of the time expended and the costs and the expenses incurred in the performance of the Services. OQI shall have the right, at any time during the term of this Agreement and within two years after the termination of this Agreement, to inspect and/or audit Consultant's accounts and records maintained in respect of the Services performed and such invoices. Consultant shall preserve its accounts and records during such two year period (or such longer period if required by applicable law) and, thereafter, until such time as any claims or discrepancies are resolved. In the event that OQI requests to inspect or audit Consultant's accounts and records, Consultant shall promptly (and, in any event, within five business days) provide OQI with the requested accounts and records.

3.3

Disputed Amounts. If OQI disputes any amount for which it has been invoiced, it shall notify the Consultant of the error or discrepancy and the amount OQI claims should be adjusted on the invoice (or reimbursed if such amount has already been paid by OQI) within 30 days of receipt of invoice. Consultant shall, within 30 days of receiving such notification from OQI, either (a) agree with OQI and adjust the invoice accordingly (or reimburse OQI for the amount claimed if such amount has already been paid by OQI), or (b) dispute OQI's claim in good faith by sending written notice of such dispute to OQI, in which case such dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 13 of this Agreement. Failure of Consultant to respond to any notification from OQI of an error or discrepancy in the foregoing manner within such 30-day period shall be deemed to be an acceptance by Consultant of the amount claimed in such notification, and the amount claimed shall immediately be adjusted on the invoice in favour of OQI (or in the case of amounts already paid by OQI, shall be immediately reimbursed from Consultant to OQI).

4.	INDEPENDENT CONTRACTOR
4.1

Independent Contractor. Consultant is an independent contractor and not an agent, partner or employee of OQI or any of its affiliates and Consultant shall have no authority to contract on behalf of OQI. Consultant shall have control of the manner in which Services are performed.

4.2

No Benefits. Except as noted in Schedule B, Consultant shall be responsible for all health care or insurance premiums, pension plan or unemployment insurance contributions and no benefits of any nature are being provided to Consultant by OQI.

4.3	Non-Exclusive Arrangement. Consultant is not providing services to OQI on an exclusive basis and Consultant is free to contract with, and provide services to, other third parties, provided that

Consultant complies with the confidentiality, conflict of interest and other provisions contained herein.

5.	CONFIDENTIALITY
5.1

Confidential Information. All information, reports, assessments, notes, electronic mail, maps, data, drawings, designs, prospects, business and strategic plans, analyses and other work product, in each case in whatever form related to OQI, or its business, operations, activities, prospects, strategic planning, business relationships, or related to the Services (including, without limitation, the existence and terms of this Agreement, and the nature and outcome of the Services) or furnished to Consultant by OQI or its employees, agents, affiliates, consultants or representatives, or developed by Consultant based on the foregoing information (collectively, the "Information") shall: (a) remain the sole property of OQI; (b) be maintained in strict confidence by Consultant and shall not be disclosed by Consultant to any persons or parties (including any media, publication or government) who are not previously approved in writing by OQI; and (c) be used by Consultant solely for the purpose of providing the Services and not for the Consultant's or any third party's benefit. Consultant shall use best efforts and shall implement appropriate safeguards to ensure the confidential treatment of the Information and to protect the Information from any intentional or unintentional wrongful disclosure. OQI will endeavour to provide Consultant access to only that Information necessary to provide his services in an effective manner.

5.2

Exceptions. Notwithstanding the foregoing, Consultant shall not be obligated to maintain in confidence Information: (a) that is in or becomes part of the public domain other than as a result of a disclosure, directly or indirectly, by Consultant; (b) that is legally in Consultant's possession or otherwise known to Consultant prior to disclosure by OQI, its agents, affiliates, consultants or representatives as conclusively established by Consultant's verifiable written records; (c) that is disclosed to Consultant by a third party under no obligation to OQI to maintain the confidentiality thereof as conclusively established by Consultant's verifiable written records; or (d) to the extent Consultant is required by order of court or regulatory body to disclose such Information, in which event Consultant agrees to advise OQI of the order prior to disclosure and to take all reasonable measures to limit the disclosure and prevent it from dissemination beyond the absolute requirements of the order, including requesting a protective order and disclosure under seal.

5.3

Property of OQI. All reports, data, summaries, analyses, documents, notes, assessments, electronic mail, discoveries, trade secrets, developments, data, drawings, designs, intellectual property, results and other information (in each case, in whatever form, including where created and/or stored electronically) prepared or developed in whole or in part by Consultant, pursuant to this Agreement or otherwise related to the Services or containing Information shall be the sole property of OQI and shall be delivered (together with all copies thereof in whatever form) to OQI immediately upon termination of this Agreement. All such reports, data, summaries, analyses, documents, notes, assessments, electronic mail discoveries, trade secrets, developments, intellectual property, data, drawings, designs, results and other information shall be deemed "Information" as defined in Section 5.1 hereof.

5.4

Conflict of Interest and Non-Compete. Without the prior written consent of OQI, the Consultant will not compete in any way with or against OQI, nor directly or indirectly be involved with or in; participate in; contribute material financing to; be employed by or consult to; promote; provide services to; be a director, officer, material shareholder, joint venturer or partner of or in; or otherwise be associated with, any person or entity that carries on a business that competes with, or is substantially the same or similar to, the business carried on by OQI during the term of this Agreement and for a period of 4 months thereafter. During the term of this Agreement and for the 4-month period following termination of this Agreement, to the extent that Consultant wishes to accept such a consulting assignment with a third party or otherwise enter into any of the foregoing arrangements and wishes to obtain a waiver of this provision from OQI, Consultant shall give OQI at least 30 days notice of such assignment or arrangement (including the nature, location and duration thereof and the name of related parties) and shall obtain the prior written consent of OQI (which may be withheld in the sole discretion of OQI but which consent shall not be unreasonably withheld). In the event that OQI, at its sole discretion, terminates this Agreement, the 4-month non-compete period will not apply. In any event, Consultant shall continue to comply with the confidentiality provisions in this Section 5.

5.5

Right to Equitable Relief. Consultant acknowledges and agrees that OQI will suffer irreparable injury in the event of a breach by Consultant of this Section 5 and that monetary damages will be inadequate to compensate OQI for the breach. Notwithstanding the arbitration provision in Section 13, Consultant agrees that in the event of a breach or threatened breach of this Section 5, in addition to any rights, remedies or damages available at law, OQI shall be entitled to equitable relief, including restraining orders, injunctions and specific performance and shall be entitled to bring an action in and seek immediate relief from any court.

5.6	Survival. Consultant's obligations under this Section 5 shall survive termination of the Services and this Agreement indefinitely.
6.	REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1	Representations. The Consultant represents and warrants that:
(a)

Consultant has the full power, capacity and authority to enter into this Agreement, and the Consultant's performance of this Agreement and the Services does not and shall not breach any fiduciary or other duty or obligation to any third party; and,

(b)	Consultant performing the Services has the training, qualifications and skills necessary to perform the Services in accordance with the requirements of Section 1.2 and the other provisions hereof;
(c)	Consultant does not, at the date of this Agreement, have any contractual or informal arrangement with any other client or person which would or could provide Consultant with any conflict of interest in connection with Consultant's performance of Consultant's obligations under this Agreement or its provision of the Services; and

(d)

Except where pre-authorized by OQI, the Consultant shall be responsible for the payment of all professional and licensing dues or any other fees applicable to the Consultant's area of expertise, and any and all expenses which are not Reimbursable Expenses incurred by the Consultant in the carrying out of the Consultant's business, including the following:

(i)	all accounting, legal and other professional expenses;
(ii)	all business licence and other regulatory fees and charges connected with the Consultant's practice;
(iii)	vehicle expenses, including fuel and maintenance; and
(iv)	insurance premiums.
6.2

Infringement. During or in connection with the performance of the Services, Consultant shall not breach or infringe any patent, copyright, trademark, trade secret or other proprietary right, or disclose confidential information, owned or acquired by others, and Consultant shall indemnify OQI with respect to all claims or expenses arising from any such breach or infringement by Consultant in accordance with Section 7 below.

7.	INSURANCE

Unless notified by OQI, the Consultant, at his sole discretion shall determine and maintain insurance as required during the performance of this Agreement. If specific insurance coverage is required by OQI, it shall request and reimburse the Consultant for such costs in accordance with the terms of Section 3.

8.	INDEMNITY
8.1

Indemnification by OQI. OQI shall indemnify and save harmless the Consultant against any liability, charges, legal costs, fines or expenses incurred by the Consultant, if the Consultant is made, or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, as a result of his performance of the Services pursuant to the Agreement, or in regard to any other duties carried out for and on behalf of or at the request of OQI, if:

(a)	the Consultant, at all material times, has acted honestly and in good faith and with a view to the best interests of the OQI; and
(b)	in the case of criminal or administrative action, or a proceeding that is enforced by a monetary penalty, the Consultant reasonably believed his actions were lawful.

8.2

Executive Employment Agreement: For clarity, the provisions of this Agreement do not impact any of the surviving indemnification outlined in the Consultant’s Executive Employment Agreement dated August 14, 2006 and terminated on February 23, 2009.

8.3	Survival. The provisions of this Paragraph 8 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.
9.	NOTICES

All invoices, payments, notices and other communications, required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if personally delivered or sent by mail, postage prepaid, or by facsimile transmission with mail confirmation, addressed as follows:

If to OQI:

Oilsands Quest Inc.

800, 326 – 11 Avenue SW

Calgary, Alberta

Canada

T2R 0C5

Fax: (403) 263-9812

Attention: President and Chief Operating Officer

If to Consultant:

Karim Hirji

[ADDRESS]

Notices sent in compliance with the above shall be deemed effective upon receipt.

10.	ASSIGNMENT

Consultant shall not, without the prior written consent of OQI, engage subcontractors to perform the Services, or assign this Agreement or any rights or obligations arising hereunder. OQI may freely assign this Agreement to any one or more of its subsidiaries to which the Consultant is directly or indirectly providing Services.

11.	TERM AND TERMINATION
11.1

Term. The term of this Agreement shall commence upon the date first written above and shall continue for a period of one year. The Consultant shall be available to provide the services defined in Schedule A for up to 2 days per week for the term of this Agreement at the sole discretion of OQI. The Consultant may choose to provide Services on additional days during the term of this Agreement at the Consultant's sole discretion.

11.2	Termination. Notwithstanding the provisions of Section 11.1 above, this Agreement may be terminated:
(a)	by either party upon 30 days' advance written notice to the other;
(b)

by either party immediately in the event the other party commits a material breach of this Agreement and fails to rectify such breach within two weeks after the non-breaching party has delivered written notice of the breach;

(c)

by either party if the other party becomes insolvent, or a receiver or receiver-manager is appointed for any part of the property of the other party, or the other party makes an assignment, proposal or arrangement for the benefit of its creditors or the other party files an assignment in bankruptcy, or any proceedings under any bankruptcy or insolvency laws are commenced against the other party;

(d)	by OQI immediately by reason of death or Permanent Disability of the Consultant; or
(e)	by mutual written agreement of the parties.

Notwithstanding the above, if the Consultant has not provided any Services for a continuous three month period for any reason, both parties will re-confirm in writing the continuation of this agreement. This agreement will terminate automatically if no written confirmation is requested within 30 days by either party.

11.3	No Severance. For certainty, no severance payment or similar compensation shall be paid to the Consultant upon the expiration, or termination, of this Agreement.
11.4	Additional Terms: As outlined in Schedule C.
12.	TIME OF ESSENCE

Time shall be the essence of this Agreement.

13.	GOVERNING LAW and disputes

This Agreement shall be governed by and construed in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein. Subject to Section 5.5, any disputes arising out of this Agreement shall be resolved by negotiation, or failing resolution, by arbitration, pursuant to the provisions of the Arbitration Act (Alberta), and the seat of the arbitration shall be Calgary, Alberta. The final decision and award shall be rendered in 60 days from the date the arbitrators are appointed under all circumstances, and such decision and award shall be final and binding upon parties concerned in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

14.	SURVIVAL

The covenants and agreements of the parties in this Agreement shall survive termination of the Services to be provided under this Agreement for the period of survival so specified, and if no period of survival is specified, shall survive indefinitely. Notwithstanding the above, this Agreement does not impact any of the surviving provisions of the Consultant’s Executive Employment Agreement dated August 14, 2006 and terminated on February 23, 2009.

15.	ENTIRE AGREEMENT and severability

This Agreement shall represent the entire agreement between the Parties with respect to the subject matter hereof and shall supersede any prior agreements, letters or arrangements between the parties in respect thereof.The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any of the other provisions of this Agreement, which shall remain in full force and effect.

16.	AMENDMENT AND WAIVER

This Agreement may be modified and any provision may be waived only by a separate writing signed by OQI and the Consultant expressly so modifying this Agreement or waiving such provision. It is understood and agreed that no failure or delay by OQI in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17.	FURTHER ASSURANCES

Each party shall promptly execute all documents, and perform such other acts, as may be reasonably necessary or expedient to further the purposes of this Agreement and the performance of the Services and other matters contemplated hereby.

18.	USE OF NAME

Neither party may use the name of the other party in any news release or advertising or any publications directed to the general public without prior written approval of the other party, except to the extent required by an administrative or governmental body or applicable stock exchange.

19.	COUNTERPART

This Agreement may be executed in counterparts that together will be deemed to constitute one valid and binding agreement and delivery of counterparts may be effected by facsimile transmission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the day and year first above written.

OILSANDS QUEST INC.		KARIM HIRJI

By:	/s/ Jamey Fitzgibbon	By:	/s/ Karim Hirji
Title:	President and Chief Operating Officer	Title:	Consultant

SCHEDULE "A"

TO AGREEMENT FOR CONSULTING SERVICES

Between Oilsands Quest Inc. and Consultant

Services (to be provided at request of OQI)

Assistance on the following matters:

•	Transition of role and responsibilities to incoming Chief Financial Officer
•	Undertake special projects as required by the OQI
•	Other consulting services as requested

SCHEDULE "B"

TO AGREEMENT FOR CONSULTING SERVICES

Between Oilsands Quest Inc. and Consultant

Rates

All rates reflected herein are in Canadiandollars.

Proposed Fee Structure

Position	Daily Fee	Hourly Rate
Consultant	$1,200	$150/hour

The Consultant shall be paid the Daily Fee set forth above for each day on which he provides Services (which shall be a minimum of 8 hours in any one 24 hour period). For less than or greater than an 8-hour day, the Hourly Rate set forth above shall be charged for the number of hours for which the Consultant provides Services.

In addition, the Consultant shall be reimbursed for any pre-authorized expenses incurred.

SCHEDULE "C"

TO AGREEMENT FOR CONSULTING SERVICES

Between Oilsands Quest Inc. and Consultant

ADDITIONAL TERMS AND CONDITIONS

1.

The Consultant shall retain all Stock Options granted to him in his former role as an executive officer of the OQI for the duration of this Agreement in accordance with the terms of the related Stock Option Agreements and the applicable stock option Plans (as noted in Table 1 to Schedule C of this Agreement).

2.

The terms of all Stock Options to acquire Exchangeable Shares granted to the Consultant prior to the August 2006 Reorganization by Oilsands Quest Sask Inc. shall remain unchanged; provided that any Stock Options to acquire Exchangeable Shares under stock option agreement entered into by the Consultant prior to the August 2006 Reorganization by Oilsands Quest Sask Inc. shall continue to vest for the term of this Agreement.

3.

The Consultant and OQI hereby agree that, in the event this Agreement is terminated pursuant to Section 11.2 herein, Section 8(f) of the Oilsands Quest Inc. 2006 Stock Option Plan applies and all of the Stock Options then held by the Consultant under the 2006 Stock Option Plan, but not yet exercised shall terminate three months following the date the Consultant ceased to be a Consultant under this Agreement.

4.

The Consultant shall be paid out all carried over vacation earned under the terms of the Executive Agreement dated August 14 2006. (This amount is estimated to be 53.5 business days at February 28 2009).

5.

The Consultant shall remain eligible to participate in future Stock Option grants and any option-to-stock exchange program during the term of this Agreement at the sole discretion of OQI's Board of Directors.

6.

Upon the termination of this Agreement pursuant to Sections 11.1 and 11.2 herein, only those Stock Options and other incentive interests held by the Consultant (including, for the purposes hereof, those stock options granted to the Consultant by a Related Corporation) that are vested at such termination date may be exercised by the Consultant in accordance with the terms of the relevant agreement, stock option plan or other incentive plans of OQI in effect at the time, as applicable, and the Consultant shall have no claim to the acceleration of vesting or the exercise on any stock options and other incentive interests which are not fully vested as at such termination date other than under the terms of the relevant agreement, stock option plan or other incentive plans of OQI in effect at the time, as applicable. All such remaining unvested stock options and other incentive interests shall terminate, be null and void and of no further force and effect notwithstanding the terms of the relevant agreement, stock option plan or other incentive plans of OQI in effect at the time, as applicable.

SCHEDULE "D"

TO AGREEMENT FOR CONSULTING SERVICES

- Code of Ethics Acknowledgement – to be attached